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                                                                    EXHIBIT 21.1


                              GAMESTOP CORP.
                               SUBSIDIARIES


GameStop, Inc., a Minnesota corporation, is a wholly-owned subsidiary of GameStop Corp.



GameStop.com, Inc., a Delaware corporation, is a wholly-owned subsidiary of GameStop Corp.


Babbage's Etc. LLC, a Delaware limited liability company, is a wholly-owned subsidiary of GameStop, Inc.

Sunrise Publications, Inc., a Minnesota corporation, is a wholly-owned subsidiary of GameStop, Inc.